Aberdeen Standard Gold ETF Trust S-3ASR

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 26, 2021 with respect to the financial statements of the Aberdeen Standard Gold ETF Trust, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
February 1, 2022